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                                                                    EXHIBIT 17.1


                               Patricia A. Meding
                             50 Broadway, Suite 2300
                            New York, New York 10004



                                                  April 18, 2001



To the Board of Directors of Grand Enterprises, Inc.

Ladies and Gentlemen:

         It has been my pleasure to have served as President and Secretary and as a member of the board of directors of Grand Enterprises, Inc. since its inception. I have been very impressed with the dedication of the board and its professional management.

         I believe, however, that the time has come where it is no longer necessary for me to maintain a presence within the corporation. Accordingly, please be advised that I hereby tender my resignation as President and Secretary and as a board member effective today.

         I will of course always be available as a sounding board for any member who wishes to discuss company matters. Thank you for the opportunity to serve for the company.


                                             Very truly yours,

                                             /s/ Patricia A. Meding
                                             ----------------------
                                             Patricia A. Meding